As filed with the Securities and Exchange Commission on March 1, 2023

Registration No. 333-240099
Registration No. 333-258451
Registration No. 333-266920

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-240099
FORM S-8 REGISTRATION STATEMENT NO. 333-258451
FORM S-8 REGISTRATION STATEMENT NO. 333-266920

UNDER
THE SECURITIES ACT OF 1933

COWEN INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-0423711 (I.R.S. Employer Identification No.)

599 Lexington Avenue
New York, NY 10022
(212) 845-7900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cowen Inc. 2020 Equity Incentive Plan
(Full title of the plan)

Owen S. Littman
General Counsel
Cowen Inc.
599 Lexington Avenue
New York, New York 10022
(212) 845-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Cowen Inc., a Delaware corporation (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold under the Prior Registration Statements:

●
Registration Statement on Form S-8 (No. 333-240099), filed with the United States Securities and Exchange Commission (the “SEC”) on July 24, 2020, registering the offer and sale of 3,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) issuable pursuant to the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”).

●
Registration Statement on Form S-8 (No. 333-258451), filed with the SEC on August 4, 2021, registering the offer and sale of an additional 2,000,000 shares of Class A Common Stock, issuable pursuant to the 2020 Plan.

●
Registration Statement on Form S-8 (No. 333-266920), filed with the SEC on August 16, 2022, registering the offer and sale of an additional 3,000,000 shares of Class A Common Stock, issuable pursuant to the 2020 Plan.

On March 1, 2023, pursuant to the Agreement and Plan of Merger, dated as of August 1, 2022, by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Crimson Holdings Acquisition Co., a Delaware corporation (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Prior Registration Statements. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Prior Registration Statements and, in accordance with undertakings made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Prior Registrant registered but unsold under the Prior Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on March 1, 2023.

COWEN INC.

By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.